UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 19, 2025

(Commission File Number)	(Exact Name of Registrant as Specified in its Charter) (Address of Principal Executive Offices) (Zip Code) (Telephone Number)	(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1-9516	ICAHN ENTERPRISES L.P. 16690 Collins Ave, PH-1 Sunny Isles Beach, FL 33160 (305) 422-4100	Delaware	13-3398766

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Depositary Units of Icahn Enterprises L.P. Representing Limited Partner Interests	IEP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement

Senior Secured Notes Offering

On August 19, 2025, Icahn Enterprises L.P. (“Icahn Enterprises”) and Icahn Enterprises Finance Corp. (“Icahn Enterprises Finance” and, together with Icahn Enterprises, the “Issuers”) closed their previously announced sale of additional $500,000,000 aggregate principal amount of 10.000% Senior Secured Notes due 2029 (the “Notes”) pursuant to the purchase agreement, dated August 5, 2025 (the “Purchase Agreement”), by and among the Issuers, Icahn Enterprises Holdings L.P., as guarantor (the “Guarantor”), and Jefferies LLC, as initial purchaser (the “Initial Purchaser”). The Notes were priced at 99.010% of their face amount, plus accrued interest from May 15, 2025. The net proceeds from the sale of the Notes were approximately $493 million after deducting the Initial Purchaser’s discounts and commissions and estimated fees and expenses related to the offering, and will be used to partially redeem the Issuers’ existing 6.250% Senior Notes due 2026 (the “2026 Notes”) on or around September 5, 2025. The Notes will be secured by substantially all the assets directly owned by the Issuers and the Guarantor, subject to customary exceptions.

Interest on the Notes will be payable on November 15 and May 15 of each year, commencing on November 15, 2025. The Purchase Agreement contains customary representations, warranties and covenants of the parties and indemnification and contribution provisions whereby the Issuers and the Guarantor, on the one hand, and the Initial Purchaser, on the other, have agreed to indemnify each other against certain liabilities.

The Issuers issued the Notes under the indenture, dated November 20, 2024 (the “Base Indenture”), among the Issuers, the Guarantor, as guarantor, and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and notes collateral agent (in such capacity, the “Collateral Agent”), as supplemented by the first supplemental indenture, dated August 19, 2025, among the Issuers, the Guarantor, the Trustee and the Collateral Agent (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), pursuant to which the Issuers previously issued an aggregate of $500,000,000 aggregate principal amount of 10.000% Senior Notes due 2029. The Indenture contains customary events of default and covenants relating to, among other things, the incurrence of debt, affiliate transactions, liens and restricted payments. On or after May 15, 2029 (six months prior to the maturity date of the Notes), the Issuers may redeem all or a part of the Notes at a redemption price equal to 100.000% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of redemption. Prior to May 15, 2029 (six months prior to the maturity date of the Notes), the Issuers may redeem all or a part of the Notes by paying a “make-whole” premium. If the Issuers experience a change of control, the Issuers must offer to purchase for cash all or any part of each holder’s Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of purchase.

The foregoing description of the Base Indenture and First Supplemental Indenture is a summary only and is qualified in its entirety by the full and complete terms of the Base Indenture and First Supplemental Indenture, copies of which are incorporated herein by reference and attached as Exhibit 4.1 and Exhibit 4.2 hereto, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Please see the information set forth in Item 1.01 above, which is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated November 20, 2024, among Icahn Enterprises L.P., Icahn Enterprises Finance Corp., Icahn Enterprises Holdings L.P., as guarantor, and Wilmington Trust, National Association, as trustee and notes collateral agent (incorporated by reference to Exhibit 4.1 to Icahn Enterprises’ Current Report Form 8-K filed on November 20, 2024).
4.2	First Supplemental Indenture, dated August 19, 2025, among Icahn Enterprises L.P., Icahn Enterprises Finance Corp., Icahn Enterprises Holdings L.P., as guarantor, and Wilmington Trust, National Association, as trustee and notes collateral agent.
104	Cover Page Interactive Data File (formatted in Inline XBRL in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAHN ENTERPRISES L.P.
(Registrant)

	By:	Icahn Enterprises G.P. Inc. its general partner

Date: August 19, 2025	By:	/s/ Ted Papapostolou
Ted Papapostolou
Chief Financial Officer